Filed Pursuant to Rule 424(b)(3)

Registration No. 333-141208

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED MARCH 9, 2007)

INTERNATIONAL GAME TECHNOLOGY

$900,000,000

2.60% Convertible Debentures due December 15, 2036

Shares of Common Stock Issuable Upon Conversion Of The Debentures

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated March 9, 2007 (the “Prospectus”), relating to the resale from time to time by holders of our 2.60% Convertible Debentures Due 2036 and shares of our common stock issuable upon the conversion of the Debentures of such securities. Such information has been obtained from the selling securityholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Securityholders” in the Prospectus, and, where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that Selling Securityholder supersedes the information in the Prospectus:

	Principal Amount of Debentures		Number of Shares of Common Stock
Selling Securityholder	Beneficially Owned and Offered Hereby	Percentage of Debentures Outstanding	Beneficially Owned	Offered Hereby(1)
ACIG Insurance Company	$780,000	*	*	12,626
Amerisure Mutual Insurance Company	3,700,000	*	*	59,893
Blue Cross Blue Shield of Louisiana	750,000	*	*	12,140
Catholic Mutual Relief Society of America	280,000	*	*	4,532
Catholic Mutual Relief Society Retirement Plan and Trust	140,000	*	*	2,266
Charles G. Koch 1997 Trust	260,000	*	*	4,208
Citigroup Global Markets Inc.	13,200,000	1.47	*	213,675
Employees’ Retirement of New Orleans / Sewer & Water Board	200,000	*	*	911
Excellus Health Plan	5,500,000	*	*	2,094
Federated Rural Electric Insurance Exchange	360,000	*	*	5,827
Health Plan of Michigan	40,000	*	*	647
Indiana Lumbermen’s Mutual Insurance Company	200,000	*	*	3,237
Investcorp Silverback Arbitrage Master Fund Limited	2,000,000	*	*	32,375
Medmarc Insurance	500,000	*	*	8,093
Midwest Medical Insurance Company	550,000	*	*	8,903
Pimco	300,000	*	*	4,856
Plexus Fund Limited	15,000,000	1.67	*	242,812
San Francisco Employees’ Retirement System	1,550,000	*	*	25,090
Teachers’ Retirement System	5,800,000	*	*	2,658
The Doctors Company	1,300,000	*	*	911
UBS Securities LLC	4,759,000	*	*	77,036
Zazove Institutional Investment Grade	800,000	*	*	12,950

*	Less than 1%
(1)

The number of shares of common stock offered hereby includes shares of common stock into which the Debentures are convertible. The number of shares of common stock offered hereby is based on a conversion rate of 16.1875 shares of common stock per $1,000 principal amount of maturity of the Debentures. The number of shares of common stock owned by the other Selling Securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the Debentures are convertible at a conversion rate of 16.1875 shares of common stock per $1,000 principal amount of maturity of the Debentures.

INVESTING IN THE DEBENTURES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE DEBENTURES INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 6 OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is March 19, 2007.